Exhibit 99.1

CONTACT:

Investors:

Erica E. Smith

Vice President, Investor Relations

Boston Private Financial Holdings, Inc.

(617) 912-3766

esmith@bostonprivate.com

Media:

Catharine Sheehan

Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

Emily Porro

Sloane & Company

212-446-1874

eporro@sloanepr.com

Terry Peterson

President

Charter Bank

(425) 586-5030

terryp@charterbankwa.com

BOSTON PRIVATE COMPLETES ACQUISITION OF CHARTER BANK

BOSTON – (July 2, 2007) – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH), today announced that it completed its acquisition of Charter Financial Corporation, the bank holding company for Charter Bank, a Washington chartered commercial bank (referred together with Charter Financial as Charter Bank). The transaction is valued at approximately $72.0 million.

Founded in 1998, Charter Bank offers banking services for professionals and family-owned businesses throughout the Puget Sound region. As of March 31, 2007, Charter Bank had approximately $294 million in total assets, $227 million in total deposits and $3.0 million in net income for the year ending December 31, 2006. Over the last five years, Charter Bank has achieved compound annual growth rates of approximately 18% for total assets, 16% for total deposits and an impressive 38% in net income.

“Charter Bank represents a deliberate next step in Boston Private’s growth strategy of expansion in markets with growing intellectual capital and new pockets of affluence. Charter

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Bank’s dedication to extraordinary customer service matches the standards of all of our affiliates. We believe the management team and the bank’s relationships throughout the Puget Sound community position the company to thrive as the newest member of the Boston Private family,” said Boston Private Chairman and Chief Executive Officer Timothy L. Vaill.

Together with Coldstream Capital Management, Charter Bank will comprise Boston Private’s Pacific Northwest platform, joining other platforms in New England, Northern California, Southern California, New York and Southern Florida to bring a full range of wealth management services to successful people and their families and businesses.

“We are thrilled to join the Boston Private team,” said Keith B. Jackson, Charter Bank Chairman and Chief Executive Officer. “This agreement opens the door to a world of new opportunities that will enable Charter Bank to increase our growth and better serve our customers through Boston Private’s financial and intellectual capital and support.”

Charter Bank’s senior management team will remain unchanged, with Keith B. Jackson continuing as Chairman and Chief Executive Officer, Terry A. Peterson serving as President, Richard Darrow remaining Chief Financial Officer, and Alan Fulp remaining as Executive Vice President.

Sandler O’Neill + Partners, L.P. represented Boston Private. Hovde Financial, Inc. represented Charter Bank.

Boston Private Wealth Management Group

Boston Private is a financial services company that owns independently operated affiliates located in key geographic regions of the U.S. Boston Private’s affiliates offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company’s strategy is to enter new markets primarily through selected acquisitions, and then expand its wealth management business by way of organic growth. It makes investments in mid-size firms in demographically attractive areas, forming geographic clusters that represent the firm’s core competencies. Boston Private provides continuing assistance to its affiliates with strategic matters, marketing, compliance and operations. For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com

Charter Bank

Charter Bank is a bank for family-owned businesses and professionals located throughout Greater King County with offices in Bellevue, Redmond, Kent, and Downtown Seattle. At Charter Bank, clients enjoy friendly, professional, and detailed service from experienced account officers with local market knowledge. Clients also benefit from quick turnaround on important decisions and have access to online banking and other sophisticated treasury management products. Employees of Charter Bank are shareholders and are committed to the financial success of the organization. For more information, visit www.charterbankwa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the transaction to Charter Financial, Charter Bank, or Boston Private, including future financial and operating results, enhanced revenues that may be realized from the transaction, the accretive effect of the transaction on Boston Private’s financial results, and Boston Private’s performance goals for Charter Financial or Charter Bank; (ii) statements with respect to Boston Private’s strategy, initiatives, plans, objectives, expectations, and intentions; (iii) statements regarding future operations, market position or prospects of Boston Private, Charter Financial, or Charter Bank; (iv) statements regarding potential product development; and (v) other statements identified by words such as “will,” “continues,” “increases,” “expand,” “grow,” “opportunity,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “target,” and similar expressions. These statements are based upon the current beliefs and expectations of Boston Private’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: (1) the expected benefits to Boston Private’s wealth management initiatives may not be realized or may be realized more slowly than expected; (2) expected revenue and business synergies from the transaction may not be fully realized or realized within the expected time frame; (3) the risk that the business of Charter Financial and Charter Bank will not be integrated successfully with Boston Private’s or such integration may be more difficult, time-consuming or costly than expected; (4) expected revenue and business synergies from the transaction may not be fully realized or realized within the expected time frame; (5) the strength of the United States economy in general and specifically the strength of the Pacific North West and other economies in which Boston Private and Charter Bank will be operating may be different than expected resulting in, among other things, a reduced demand for wealth management services; and (6) adverse conditions in the interest rate environment, stock market, the public debt market and other capital markets and the impact of such conditions on Boston Private’s and Charter Bank’s private banking activities. Additional factors that could cause Boston Private’s results to differ materially from those described in the forward-looking statements can be found in Boston Private’s other press releases and Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Boston Private, Charter Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Neither Boston Private nor Charter Bank undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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